Exhibit 99.1

ORBITAL SCIENCES CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2014 AND 2013 AND FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2014

Report of Independent Registered Public Accounting Firm

To the Management of Orbital Sciences Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of comprehensive income, stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Orbital Sciences Corporation and its subsidiaries at December 31, 2014 and December 31, 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia

May 28, 2015

ORBITAL SCIENCES CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands, except per share data)

	Years Ended December 31,
	2014	2013	2012

Revenues	$1,345,523	$1,365,271	$1,436,769
Cost of revenues	1,114,873	1,062,466	1,097,190
Research and development expenses	48,846	89,233	114,205
Selling, general and administrative expenses	116,010	100,027	112,803
Income from operations	65,794	113,545	112,571
Interest income and other, net	60,655	(5,368)	749
Interest expense	(4,353)	(4,556)	(11,275)
Debt extinguishment expense	—	—	(10,261)
Income before income taxes	122,096	103,621	91,784
Income tax provision	(44,497)	(35,255)	(30,778)
Net income	$77,599	$68,366	$61,006

Basic income per share	$1.28	$1.13	$1.03

Diluted income per share	$1.27	$1.13	$1.02

Net income from above	$77,599	$68,366	$61,006
Other comprehensive income (loss):
Defined benefit plans, net of tax of $(545), $813 and $263, respectively	(863)	1,278	418
Unrealized gain (loss) on investments	—	(50)	700
Unrealized gain (loss) on foreign exchange derivative instruments, net of tax of $206, $135 and $(339), respectively	326	212	(540)
Total other comprehensive income (loss)	(537)	1,440	578
Comprehensive income	$77,062	$69,806	$61,584

See accompanying notes to consolidated financial statements.

ORBITAL SCIENCES CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$493,045	$265,837
Receivables	503,435	583,518
Inventories	71,145	61,675
Deferred income taxes, net	28,417	30,154
Other current assets	42,972	9,889
Total current assets	1,139,014	951,073
Property, plant and equipment, net	224,014	246,060
Goodwill	71,260	71,260
Other non-current assets	10,742	16,368
Total assets	$1,445,030	$1,284,761

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$319,217	$281,631
Deferred revenues and customer advances	52,571	21,250
Current portion of long-term debt	7,500	8,236
Total current liabilities	379,288	311,117
Long-term debt	127,500	135,000
Deferred income taxes, net	25,405	26,611
Other non-current liabilities	33,164	16,732
Total liabilities	565,357	489,460
Commitments and contingencies
Stockholders’ equity:
Preferred Stock, par value $.01; 10,000,000 shares authorized, none outstanding	—	—
Common Stock, par value $.01; 200,000,000 shares authorized, 60,903,293 and 60,515,556 shares outstanding, respectively	609	605
Additional paid-in capital	594,546	587,240
Accumulated other comprehensive loss	(1,878)	(1,341)
Retained earnings	286,396	208,797
Total stockholders’ equity	879,673	795,301
Total liabilities and stockholders’ equity	$1,445,030	$1,284,761

See accompanying notes to consolidated financial statements.

ORBITAL SCIENCES CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands)

				Accumulated
			Additional	Other
	Common Stock		Paid-In	Comprehensive	Retained
	Shares	Amount	Capital	Loss	Earnings	Total
Balance, December 31, 2011	58,915	$589	$566,624	$(3,359)	$79,425	$643,279
Shares issued to employees, officers and directors	702	7	3,500			3,507
Stock-based compensation, net			4,960			4,960
Tax effect of stock-based compensation, net			216			216
Comprehensive income (loss)				578	61,006	61,584
Balance, December 31, 2012	59,617	596	575,300	(2,781)	140,431	713,546
Shares issued to employees, officers and directors	899	9	4,824			4,833
Stock-based compensation, net			4,733			4,733
Tax effect of stock-based compensation, net			2,383			2,383
Comprehensive income (loss)				1,440	68,366	69,806
Balance, December 31, 2013	60,516	605	587,240	(1,341)	208,797	795,301
Shares issued to employees, officers and directors	387	4	1,084			1,088
Stock-based compensation, net			4,538			4,538
Tax effect of stock-based compensation, net			1,684			1,684
Comprehensive income (loss)				(537)	77,599	77,062
Balance, December 31, 2014	60,903	$609	$594,546	$(1,878)	$286,396	$879,673

See accompanying notes to consolidated financial statements.

ORBITAL SCIENCES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2014	2013	2012

Operating Activities:
Net income	$77,599	$68,366	$61,006
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization expense	43,040	41,479	37,339
Deferred income taxes	17,875	22,843	26,886
Stock-based compensation	8,575	7,722	6,402
Amortization of debt costs	677	570	6,751
Debt extinguishment expense	—	—	10,261
Loss on write-off of property, plant and equipment	7,201	—	—
Other	(5,459)	3,598	(1,876)
Changes in assets and liabilities:
Receivables	80,083	(84,296)	(165,670)
Inventories	(9,470)	(425)	3,084
Other assets	(29,697)	9,070	30,609
Accounts payable and accrued expenses	38,253	24,818	20,260
Deferred revenue and customer advances	31,321	(40,848)	(42,872)
Other liabilities	(547)	(282)	154
Net cash provided by (used in) operating activities	259,451	52,615	(7,666)
Investing Activities:
Capital expenditures	(36,776)	(35,655)	(52,175)
Proceeds from disposition of property	10,000	—	25,589
Proceeds from sales of investments	—	12,836	—
Purchase price adjustment	—	4,000	—
Net cash provided by (used in) investing activities	(26,776)	(18,819)	(26,586)
Financing Activities:
Net proceeds from issuance of common stock	1,084	4,824	3,507
Tax benefit of stock-based compensation	1,685	2,393	495
Repayment of long-term debt	(8,236)	(7,500)	(145,179)
Proceeds from issuance of long-term debt	—	—	150,000
Debt issuance costs	—	—	(1,466)
Net cash provided by (used in) financing activities	(5,467)	(283)	7,357
Net increase (decrease) in cash and cash equivalents	227,208	33,513	(26,895)
Cash and cash equivalents, beginning of year	265,837	232,324	259,219
Cash and cash equivalents, end of year	$493,045	$265,837	$232,324

See accompanying notes to consolidated financial statements.

ORBITAL SCIENCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Business and Summary of Significant Accounting Policies

Business Operations

Orbital Sciences Corporation (together with its subsidiaries, “Orbital” or the “company”), a Delaware corporation, develops and manufactures small- and medium-class rockets and space systems for commercial, military and civil government customers.

Principles of Consolidation

The consolidated financial statements include the accounts of Orbital and its wholly owned subsidiaries.  All significant intersegment balances and transactions have been eliminated.

Preparation of Consolidated Financial Statements

The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States (“GAAP”) requires management to make estimates and assumptions, including estimates of future contract costs and earnings.  Such estimates and assumptions affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and earnings during the current reporting period.  Management periodically assesses and evaluates the adequacy and/or deficiency of estimated liabilities recorded for various reserves, liabilities, contract risks and uncertainties.  Actual results could differ from these estimates.

All financial amounts are stated in U.S. dollars unless otherwise indicated.

Revenue Recognition

Orbital’s revenues are derived primarily from long-term contracts.  Revenues on long-term contracts are recognized using the percentage-of-completion method of accounting.  Such revenues are recorded based on the percentage that costs incurred to date bear to the most recent estimates of total costs to complete each contract.  Estimating future revenues, costs and profit is a process requiring a high degree of management judgment, including management’s assumptions regarding the company’s operational performance as well as general economic conditions.  In the event of a change in total estimated contract revenue, cost or profit, the cumulative effect of such change is recorded in the period the change in estimate occurs.

Frequently, the period of performance of a contract extends over a long period of time and, as such, revenue recognition and the company’s profitability from a particular contract may be affected to the extent that estimated costs to complete or incentive or award fee estimates are revised, delivery schedules are delayed, performance-based milestones are not achieved or progress under a contract is otherwise impeded.  Accordingly, the company’s recorded revenues and operating profit from period to period can fluctuate significantly.  In the event cost estimates indicate a loss on a contract, the total amount of such loss, excluding general and administrative expense, is recorded in the period in which the loss is first estimated.

Many of the company’s contracts include provisions that increase or decrease contract value based on performance in relation to established targets or customer evaluations.  Mission success milestones and incentive and award fees are included in estimated contract revenue when the company is able to make reasonable predictions about whether the performance targets will be achieved and make dependable estimates of such amounts based upon the company’s historical experience with similar types of activities and other objective criteria.  The company includes the estimated amount of mission success milestones and incentive and award fees in estimated contract revenue at the inception of each contract, with reassessments made each quarter throughout the period of contract performance.  If performance under such contracts were to differ from previous assumptions, or if the company were to revise its estimates or assumptions, current period revenues and profit would be adjusted and could fluctuate significantly.  The company’s assessments are guided by the historical performance of the company’s products and product families, the reliability record of the technology employed and assessments of technological considerations for each contract.

As part of the company’s risk management strategy, the company generally insures significant mission success milestones.  Insurance recoveries are recorded as other income in the consolidated financial statements.

Changes in contract estimates, both increases and decreases can occur for a variety of reasons including unanticipated changes in contract scope or contract value and unforeseen positive or negative changes in contract cost estimates resulting from the resolution of contract execution risks at lower costs than previously anticipated, unanticipated cost growth in connection with risks, changes in estimated overhead costs or other unexpected revisions in cost estimates.   Aggregate net changes in contract estimates recognized using the cumulative catch-up method of accounting increased operating income by $16 million, $59 million and $61 million in 2014, 2013 and 2012, respectively.  The adjustments recorded in 2014 were mainly attributable to improved operating results on communications satellite contracts, partially offset by the effect of the launch failure pertaining to the Company’s Commercial resupply Services (“CRS”) contract with NASA, which is further discussed in Note 9.  The adjustments recorded in 2013 and 2012 were primarily attributable to improved operating results during the latter stages of completion of communications satellite contracts.

Research and Development Expenses

Expenditures for company-sponsored research and development projects are expensed as incurred.  Research and development projects performed under contracts for customers are recorded as contract costs.

Stock-Based Compensation

The company determines the fair value of its restricted stock unit grants based on the closing price of Orbital’s common stock on the date of grant.  The fair value of stock options granted is determined using the Black-Scholes valuation model, although the company has not granted stock options since 2006.  Compensation expense pertaining to stock-based awards is recognized as expense over the service period, net of estimated forfeitures.  The company uses the tax law ordering method to determine intra-period tax allocation related to the tax attributes of stock-based compensation.

Income Taxes

Orbital accounts for income taxes using the asset and liability method.  Under this method, deferred tax assets and liabilities are recorded for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases.  The company also recognizes liabilities for uncertain tax positions when it is more likely than not that a tax position will not be sustained upon ultimate settlement with a taxing authority.  If a tax position does not meet the “more-likely-than-not” recognition threshold, despite the company’s belief that its filing position is supportable, the benefit of that tax position is not recognized.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect of a tax rate change on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.  The company records valuation allowances to reduce net deferred tax assets to the amount considered more likely than not to be realized.  Changes in estimates of future taxable income can materially change the amount of such valuation allowances.

Earnings per Share

Basic earnings per share are calculated using the weighted-average number of common shares outstanding during the periods.  Diluted earnings per share include the weighted-average effect of all dilutive securities outstanding during the periods.

The following table presents the shares used in computing basic and diluted earnings per share (in thousands):

	Years Ended December 31,
	2014	2013	2012
Basic weighted-average shares outstanding	60,693	60,161	59,165
Dilutive effect of restricted stock units and stock options	331	283	292
Diluted weighted-average shares outstanding	61,024	60,444	59,457

Certain of the company’s unvested restricted stock units (“RSUs”) during 2013 and 2012 contained rights to receive non-forfeitable dividends, although as of December 31, 2013, all such RSUs had vested.  In accordance with GAAP, the company accounted for unvested RSUs with non-forfeitable rights to dividends as a separate class of securities in calculating earnings per share using the two-class method.

In 2014, 2013 and 2012, diluted weighted-average shares outstanding excluded the effect of the company’s convertible notes that were anti-dilutive.

Fair Value Measurements

The company utilizes fair value measurement guidance prescribed by GAAP to value its financial instruments.  The guidance includes a definition of fair value, prescribes methods for measuring fair value, establishes a fair value hierarchy based on the inputs used to measure fair value and expands disclosures about the use of fair value measurements.

The valuation techniques utilized are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect internal market assumptions.

These two types of inputs create the following fair value hierarchy:

Level 1 - Quoted prices for identical instruments in active markets.

Level 2 - Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 - Significant inputs to the valuation model are unobservable.

Fair value disclosures pertaining to financial instruments of the company that are included in these notes to the consolidated financial statements include money market funds (see Note 1, subsection “Cash and Cash Equivalents”), foreign exchange derivative instruments (see Note 1, subsection “Derivative Financial Instruments”) and long-term debt (see Note 7).

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and short-term, highly liquid investments with maturities of 90 days or less from the date of purchase.  The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.  At December 31, 2014 and 2013, the company had invested approximately $471 million and $260 million, respectively, in cash equivalents in the form of money market funds with three financial institutions.  The company considers these money market funds to be Level 1 financial instruments.

Inventories

Inventories are stated at the lower of cost or estimated market value.  Cost is determined on an average cost or specific identification basis.  Estimated market value is determined based on assumptions about future demand and market conditions.  If actual market conditions were less favorable than those previously projected by management, inventory write-downs could be required.

Derivative Financial Instruments

Orbital occasionally uses foreign exchange derivative instruments to manage certain foreign currency rate exposures.  Derivative instruments are viewed as risk management tools by Orbital and are not used for trading or speculative purposes.  Derivatives used for hedging purposes are generally designated as effective hedges.  Accordingly, changes in the fair value of a derivative contract are highly correlated with changes in the fair value of the underlying hedged item at inception of the hedge and over the life of the hedge contract.  Derivative instruments are recorded on the balance sheet at fair value.  The ineffective portion of all hedges, if any, is recognized currently in earnings.

As of December 31, 2014 the company held no foreign exchange contracts.  As of December 31, 2013, the company had foreign exchange contracts with total notional values of €16.4 million, or $21.4 million.  As of December 31, 2013, the fair value of these foreign exchange contracts was a liability of $1.3 million.  The company considers these fair value measures to be Level 2 measures that are based on quoted forward rates from a financial institution.

Property, Plant and Equipment

Property, plant and equipment are stated at cost.  Major improvements are capitalized while expenditures for maintenance, repairs and minor improvements are charged to expense.  When assets are retired or otherwise disposed of, the assets and related accumulated depreciation and amortization are eliminated from the accounts and any resulting gain or loss is recognized.

Depreciation expense is determined using the straight-line method based on the following useful lives:

Buildings	20 years
Machinery, equipment and software	3 to 12 years
Leasehold improvements	Shorter of estimated useful life or lease term

The company self-constructs some of its ground and airborne support and special test equipment utilized in the manufacture, production and delivery of some of its products.  Orbital capitalizes direct costs incurred in constructing such equipment and certain allocated indirect costs.  The company also capitalizes certain costs incurred in connection with internally developed software.  These capitalized costs generally include direct software coding costs and certain allocated indirect costs.

Recoverability of Long-Lived Assets

Long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable.  When an evaluation indicates that an impairment has occurred, a loss is recognized and the asset or asset group is adjusted to its estimated fair value.  Given the inherent technical and commercial risks within the aerospace industry and the special purpose use of certain of the company’s assets, future impairment charges could be required if the company were to change its current expectation that it will recover the carrying amount of its long-lived assets from future operations.

Goodwill

Goodwill represents consideration paid in excess of the fair values assigned to the underlying net assets of acquired businesses.  Goodwill is evaluated for potential impairment at least annually or whenever events or circumstances indicate that the carrying value of goodwill may not be recoverable.  The evaluation includes comparing the fair value of a reporting unit to its carrying value including goodwill.  If the carrying value exceeds the fair value, impairment is measured by comparing the implied value of goodwill to its carrying value and recorded in the current period.  Goodwill balances are included in the identifiable assets of the business segment to which they have been assigned.  There was no impairment of goodwill recorded during the three years ending December 31, 2014.

Deferred Revenue and Customer Advances

The company accounts for cash receipts from customers in excess of amounts recognized on certain contracts as “deferred revenues and customer advances.”  These amounts are recorded as current liabilities since the associated services are performed within one year.

Subsequent Events

The company has evaluated subsequent events through May 28, 2015, the date of this report, for appropriate accounting treatment and disclosure.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers (Topic 606).”  This ASU provides a single comprehensive revenue recognition model for all contracts with customers.  The principle for recognizing revenue is clarified as the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  This ASU provides a five-step analysis to determine how revenue is recognized.  The provisions of the ASU are effective for interim and annual periods beginning after December 15, 2016.  The company is currently evaluating the impact of the pending adoption of this ASU on its financial statements.

2.  Merger Transaction Agreement

On April 28, 2014, Orbital entered into a definitive transaction agreement (the “Transaction Agreement”) with Alliant Techsystems Inc. (“ATK”) that provided for the merger (the “Merger”) of Orbital with the Aerospace and Defense Groups of ATK (“ATK A&D”) following the spin-off of ATK’s Sporting Group business (“Sporting”) to ATK’s stockholders (the “Distribution” and together with the Merger, the “Transaction”).  On February 9, 2015, the Transaction was completed.  The post-Merger combined company is named Orbital ATK, Inc. (“Orbital ATK”).  Pursuant to the Transaction Agreement, each issued and outstanding share of Orbital’s common stock, par value $0.01 per share, was converted into the right to receive 0.449 shares of ATK common stock, par value $0.01 per share, with cash in lieu of fractional shares.  ATK issued approximately 27.4 million shares of ATK common stock as consideration in the Merger.

3.  Segment Information

Orbital’s products and services are grouped into three reportable business segments:  launch vehicles, satellites and space systems, and advanced space programs.  Reportable segments are generally organized based upon product lines.  Corporate office transactions that have not been attributed to a particular segment, as well as consolidating eliminations and adjustments, are reported in corporate and other.  The primary products and services from which the company’s reportable segments derive revenues are:

•            Launch Vehicles - Rockets that are used as small- and medium-class space launch vehicles that place satellites into Earth orbit and escape trajectories, interceptor and target vehicles for missile defense systems, and suborbital launch vehicles that place payloads into a variety of high-altitude trajectories.

•            Satellites and Space Systems - Small- and medium-class satellites that are used to enable global and regional communications and broadcasting, conduct space-related scientific research, collect imagery and other remotely-sensed data about the Earth, carry out interplanetary and other deep-space exploration missions, and demonstrate new space technologies.

•            Advanced Space Programs - Human-rated space systems for Earth-orbit and deep-space exploration, small- and medium-class satellites used for national security space programs and to demonstrate new space technologies, and advanced flight systems for atmospheric and space missions.

Intersegment sales are generally negotiated and accounted for under terms and conditions that are similar to other commercial and government contracts.  Substantially all of the company’s assets and operations are located within the United States.

The following table presents operating information and identifiable assets by reportable segment (in thousands):

	Years Ended December 31,
	2014	2013	2012
Launch Vehicles:
Revenues	$510,810	$551,709	$527,287
Operating income	33,828	48,831	36,131
Identifiable assets	207,092	195,294	206,194
Capital expenditures	10,829	8,882	26,066
Depreciation and amortization	17,517	17,990	15,891
Satellites and Space Systems:
Revenues	$400,551	$387,505	$496,152
Operating income	22,698	33,938	46,222
Identifiable assets	295,746	288,343	278,008
Capital expenditures	16,106	18,359	16,345
Depreciation and amortization	8,996	8,366	8,563
Advanced Space Programs:
Revenues	$450,859	$469,400	$470,102
Operating income	20,470	30,776	32,309
Identifiable assets	356,386	448,015	390,059
Capital expenditures	5,068	4,652	5,781
Depreciation and amortization	10,106	8,872	6,575
Corporate and Other:
Revenues (1)	$(16,697)	$(43,343)	$(56,772)
Operating loss (2)	(11,202)	—	(2,091)
Identifiable assets	585,806	353,109	337,193
Capital expenditures	4,773	3,762	3,983
Depreciation and amortization	6,421	6,251	6,310
Consolidated:
Revenues	$1,345,523	$1,365,271	$1,436,769
Operating income	65,794	113,545	112,571
Identifiable assets	1,445,030	1,284,761	1,211,454
Capital expenditures	36,776	35,655	52,175
Depreciation and amortization	43,040	41,479	37,339

(1)         Corporate and other revenues are comprised solely of the elimination of intersegment revenues.  Intersegment revenues are summarized as follows (in millions):

	Years Ended December 31,
	2014	2013	2012
Launch Vehicles	$12.0	$38.2	$50.2
Satellites and Space Systems	3.6	4.1	5.7
Advanced Space Programs	1.1	1.0	0.9
Total intersegment revenues	$16.7	$43.3	$56.8

(2)         The corporate and other operating loss comprised solely of professional fees and other costs related to acquisitions.  The costs in 2014 pertain to the proposed Merger (see Note 2).  The costs in 2012 pertain to a potential acquisition that was not consummated.

4.  Export Sales and Major Customers

Orbital’s revenues by geographic area, as determined by customer location, were as follows (in thousands):

	Years Ended December 31,
	2014	2013	2012
United States	$1,186,403	$1,225,217	$1,155,003
Europe and Eurasia	71,010	91,838	150,746
Mexico and South America	—	8,071	96,147
East Asia	88,110	40,145	34,873
Total	$1,345,523	$1,365,271	$1,436,769

Approximately 76%, 83% and 79% of the company’s revenues in 2014, 2013 and 2012, respectively, were generated under contracts with the U.S. Government and its agencies or under subcontracts with the U.S. Government’s prime contractors.

5.  Balance Sheet Accounts and Supplemental Disclosures

Receivables

The components of receivables were as follows (in thousands):

	December 31,
	2014	2013
Billed	$34,365	$68,474
Unbilled	465,134	514,238
Retainages due upon contract completion	3,936	806
Total	$503,435	$583,518

Under the terms of the company’s CRS contract with NASA, approximately 25% of the contract value is billable to the customer and collectible only upon successful completion of launch and delivery milestones for CRS contract missions.  Unbilled receivables at December 31, 2014 and 2013 included $236 million and $335 million, respectively, pertaining to the CRS contract, scheduled to be collected through 2017.  Since the inception of the CRS contract in December 2008 through December 31, 2014, a total of $1.6 billion of revenues have been recognized on the contract, which has a total contract value of approximately $2.1 billion.

As of December 31, 2014 and 2013, unbilled receivables also included $21.2 million and $9.9 million, respectively, of incentive fees on certain completed satellite contracts that become due incrementally over periods of up to 15 years, subject to the achievement of performance criteria.

Certain satellite contracts require the company to refund a portion of the contract price to the customer if performance criteria, which cover periods of up to 15 years, are not satisfied.  As of December 31, 2014, the company could be required to refund up to approximately $11.9 million to customers if certain completed satellites were to fail to satisfy performance criteria.  Orbital generally procures insurance policies under which the company believes it would recover satellite incentive fees that are not earned and performance refund obligations.

Excluding the portion of unbilled receivables pertaining to the CRS contract discussed separately above, approximately 94% of unbilled receivables and retainages at December 31, 2014 are due within one year and will be billed on the basis of contract terms and delivery schedules.  Approximately 88% and 90% of the company’s receivables at December 31, 2014 and 2013, respectively, were related to contracts with the U.S. Government and its agencies or under subcontracts with the U.S. Government’s prime contractors.  Receivables from non-U.S. customers totaled $16.7 million and $14.7 million at December 31, 2014 and 2013, respectively.

Inventories

As of December 31, 2014 and 2013, inventories were $71.1 million and $61.7 million, respectively.  The company’s inventory consisted of component parts, raw materials and milestone payments for future delivery of component parts.

Property, Plant and Equipment

Property, plant and equipment consisted of the following (in thousands):

	December 31,
	2014	2013
Land	$10,656	$10,656
Buildings and leasehold improvements	89,571	88,390
Furniture, fixtures and equipment	344,798	337,737
Assets under construction	33,867	38,030
Software and other	32,112	29,619
	511,004	504,432
Accumulated depreciation and amortization	(286,990)	(258,372)
Total	$224,014	$246,060

The company received proceeds of $10.0 million and $25.6 million in 2014 and 2012, respectively, in connection with sales of certain property and equipment at the NASA Wallops Facility to the Commonwealth of Virginia.  Depreciation expenses for the years ended December 31, 2014, 2013 and 2012 were $42.3 million, $40.8 million and $36.6 million, respectively.

Goodwill and Intangible Assets

The company’s goodwill balances by reportable business segment are as follows (in thousands):

	Launch Vehicles	Satellites and Space Systems	Advanced Space Programs	Total
Balance at December 31, 2014	$10,310	$51,837	$9,113	$71,260

In 2013, the company recorded a $4 million reduction in total goodwill in connection with a purchase price adjustment.

Intangible assets consist of technology assets that were acquired in a 2010 spacecraft business acquisition.  As of December 31, 2014 and 2013, the balance of intangible assets was $3.8 million and $4.5 million, respectively, reported in “other non-current assets.”  Amortization expense was $0.7 million for each of the years ended December 31, 2014, 2013 and 2012.

Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following (in thousands):

	December 31,
	2014	2013
Contract related accruals	$188,905	$147,689
Employee compensation and benefits related liabilities	77,895	78,024
Accounts payable	46,214	50,650
Other	6,203	5,268
Total	$319,217	$281,631

Cash Flow

Cash payments for interest and income taxes were as follows (in thousands):

	Years Ended December 31,
	2014	2013	2012
Interest paid	$3,790	$4,040	$6,733
Income taxes paid	29,722	11,480	2,699

6.  Investments

In 2013, the company sold all of its investments in auction-rate securities and preferred stock.  The company received $12.8 million in proceeds from the sale, resulting in a $3.7 million gain in 2013 recorded in interest income and other, net.  The sold investments were not significant to the accompanying consolidated financial statements taken as a whole; accordingly, additional related disclosures are omitted from these notes to the consolidated financial statements.

7.  Long-Term Debt

Long-term debt consisted of the following (in thousands):

	December 31,
	2014	2013
Senior secured term loan	$135,000	$142,500
Convertible senior subordinated notes	—	736
	135,000	143,236
Less current portion	(7,500)	(8,236)
Long-term portion	$127,500	$135,000

The fair value of the senior secured term loan (the “Term Loan”) under the company’s revolving secured credit facility (the “Credit Facility”) was $135.0 million and $142.5 million at December 31, 2014 and 2013, respectively, based on current market rates for debt of the same risk and maturity.  The company considers these to be Level 2 measures.

In conjunction with the Transaction discussed in Note 2, the Term Loan was paid in full and the Credit Facility terminated on February 9, 2015.

Term Loan and Credit Facility

In December 2012, the company entered into an amendment (the “Amendment”) to its existing Credit Facility, discussed below.  The Amendment provided for a new $150 million Term Loan and extended the scheduled maturity on the Credit Facility to December 12, 2017.  The net proceeds received under the Term Loan were used to repay substantially all of the company’s outstanding 2.4375% convertible senior subordinated notes due 2027.  Debt issuance costs incurred in connection with the Amendment and issuance of the Term Loan amounted to $1.5 million, amortizing to interest expense over the five-year term.

The Term Loan, scheduled to mature on December 12, 2017 (although paid in 2015 as noted above), was secured on the same basis as the Credit Facility and bore interest, at the company’s option, at the London Interbank Offered Rate (“LIBOR”) plus 1.75% per annum or a base rate plus 0.75% per annum.  The company was required to make quarterly principal payments of approximately $1.9 million.  The remaining principal amount of $114.4 million was due at maturity.  The Term Loan was otherwise subject to terms and conditions substantially similar to those in the Credit Facility regarding guarantees, covenants and events of default.

The Credit Facility provided capacity for up to $300 million of revolving loans and permited the company to utilize up to $125 million of such capacity for the issuance of standby letters of credit.  The Credit Facility was scheduled to mature on December 12, 2017.  The company’s obligations under the Credit Facility were secured by substantially all of the company’s assets except for real property. The company had the option to increase the amount of the Credit Facility by up to $150 million, subject to obtaining additional loan commitments and the satisfaction of other specified conditions.  Loans under the Credit Facility were stipulated to bear interest at LIBOR plus an applicable margin ranging from 1.75% to 2.50%, with the applicable margin varying according to the company’s total leverage ratio, or, at the election of the company, at a base rate plus 0.75% to 1.50%.  Letters of credit issued under the Credit Facility accrued fees at a rate equal to the applicable margin for LIBOR loans.  In addition, the company was required to pay a quarterly commitment fee for the unused portion of the Credit Facility, if any, at a rate ranging from 0.30% to 0.50%.

As of December 31, 2014, there were no revolving loan borrowings under the Credit Facility, although $16.5 million of letters of credit were issued under the Credit Facility.  Furthermore, borrowing capacity under the Credit Facility was limited by certain financial covenants, discussed below.  Accordingly, as of December 31, 2014, approximately $300 million of the Credit Facility was available for borrowings.

Debt Covenants

Orbital’s Credit Facility contained covenants limiting the company’s ability to, among other things, pay cash dividends, incur debt or liens, redeem or repurchase company stock, enter into transactions with affiliates, make investments, merge or consolidate with others or dispose of assets.  In addition, the Credit Facility contained financial covenants with respect to leverage and interest coverage.  As of December 31, 2014, the company was in compliance with all of these covenants.

Debt Extinguishment Expenses

During 2012, the company recorded $10.3 million of debt extinguishment expenses associated with the repurchase of the convertible notes, described above, consisting of $6.8 million of accelerated amortization of debt discount, $2.8 million in prepayment premiums and other expenses, and $0.7 million in accelerated amortization of debt issuance costs.

8.  Income Taxes

The significant components of the company’s deferred tax assets and liabilities as of December 31, 2014 and 2013 were (in thousands):

	December 31,
	2014	2013
Current Deferred Tax Assets (Liabilities):
U.S. federal and state net operating loss carryforwards	$320	$344
Capitalized research and development costs	5,714	10,507
Accruals, reserves and other	28,224	24,661
Valuation allowance	(5,841)	(5,358)
Current deferred tax assets (liabilities), net	28,417	30,154

Noncurrent Deferred Tax Assets (Liabilities):
State net operating loss carryforwards	420	432
Tax credit/capital loss carryforwards and other	6,858	15,375
Excess tax depreciation and other	(31,401)	(40,591)
Valuation allowance	(1,282)	(1,827)
Noncurrent deferred tax (liabilities) assets, net	(25,405)	(26,611)
Total deferred tax assets, net	$3,012	$3,543

The company’s income tax provisions for the years ended December 31, 2014, 2013 and 2012 were comprised of the following (in thousands):

	Years Ended December 31,
	2014	2013	2012
Current:
Federal	$21,206	$7,573	$1,889
State	3,930	2,858	1,862
Foreign	41	61	102
Total current	25,177	10,492	3,853

Deferred:
Federal	18,057	25,667	29,264
State	1,262	(904)	(2,339)
Total deferred	19,319	24,763	26,925
Total income tax provision	$44,496	$35,255	$30,778

The company’s income before income taxes included foreign income of $0.1 million, $0.2 million and $0.3 million in 2014, 2013 and 2012, respectively.

A reconciliation of the statutory federal income tax rate to the company’s effective tax rate for the years ended December 31, 2014, 2013 and 2012 is as follows:

	2014	2013	2012
U.S. federal statutory rate	35.0%	35.0%	35.0%
State taxes	2.7	3.3	3.6
Domestic manufacturing deduction	(2.3)	(2.1)	—
Extraterritorial income exclusion	—	(1.0)	(3.1)
Research and development credits	—	(0.7)	(1.7)
Other, net	1.0	(0.5)	(0.3)
Effective rate	36.4%	34.0%	33.5%

The company recognized research and development tax credits in 2013 and 2012 were primarily attributable to the company’s Antares and COTS research and development programs.  In addition, the company recorded favorable income tax adjustments of $1.1 million and $2.8 million in 2013 and 2012, respectively, pertaining to extraterritorial income exclusions.

At December 31, 2014, the company had U.S. capital loss carryforwards of $17.4 million, which expire beginning in 2015 through 2018.  The deferred tax assets related to capital losses have been fully offset with a valuation allowance due to the uncertainty of realization.  These capital loss carryforwards are subject to certain limitations and other restrictions.

At December 31, 2014 and 2013, the company had no remaining U.S. federal net operating loss carryforwards.

Changes in the company’s unrecognized tax benefits were as follows (in thousands):

	2014	2013	2012
Unrecognized tax benefits at beginning of year	$18,836	$18,200	$16,732
Additions for tax positions of prior years	39	646	1,548
Reduction resulting from lapse of statute of limitation	—	(10)	(80)
Unrecognized tax benefits at end of year	$18,875	$18,836	$18,200

All unrecognized tax benefits, if recognized, would lower the effective tax rate.

The company is subject to U.S. federal income tax and income tax in multiple state jurisdictions.  The company has substantially concluded all income tax matters for years through 1989.  In addition, the IRS completed an audit of the company’s 2005 federal income tax return in 2008.

The company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense.  In 2014, the company recorded $0.4 million of interest expense pertaining to unrecognized tax benefits.  No interest or penalties were recorded in 2013 and 2012.

9.  Other Income

In October 2014, an Antares launch vehicle used on the company’s CRS contract with NASA experienced a launch failure.  Operating results for 2014 included a loss of approximately $33 million attributable to the forfeiture of a delivery milestone payment as a result of the launch failure.  However, in 2014, the company collected and recorded insurance income of $48 million in “interest income and other, net” pertaining to this incident.

After its launch in March 2014, the Amazonas 4A communications satellite experienced an anomaly during in-orbit testing.  Operating results for 2014 included a loss of approximately $10 million attributable to the anomaly investigation costs and the loss of performance incentives.  In 2014, the company collected and recorded insurance income of $12 million in “interest income and other, net,” pertaining to this incident.

10.  Commitments and Contingencies

Leases

Aggregate minimum commitments under non-cancelable operating leases, primarily for office space and equipment rentals, at December 31, 2014 were as follows (in thousands):

2015	$19,084
2016	18,179
2017	15,390
2018	14,972
2019	13,779
Thereafter	30,927
Total minimum commitments due	$112,331

Rent expense for 2014, 2013 and 2012 was $19.0 million, $19.4 million and $19.7 million, respectively.

U.S. Government Contracts

The accuracy and appropriateness of costs charged to U.S. Government contracts are subject to regulation, audit and possible disallowance by the Defense Contract Audit Agency or other government agencies.  Accordingly, costs billed or billable to U.S. Government customers are subject to potential adjustment upon audit by such agencies.

Most of the company’s U.S. Government contracts are funded incrementally on a year-to-year basis.  Changes in government policies, priorities or funding levels through agency or program budget reductions by the U.S. Congress or executive agencies could materially adversely affect the company’s financial condition or results of operations.  Furthermore, contracts with the U.S. Government may be terminated or suspended by the U.S. Government at any time, with or without cause.  Such contract suspensions or terminations could result in unreimbursable expenses or charges or otherwise adversely affect the company’s financial condition and/or results of operations.

Research and Development Expenses

The company believes that a majority of the company’s research and development expenses are recoverable and billable under contracts with the U.S. Government, from which the majority of the company’s revenues are derived.  Charging practices relating to research and development and other costs that may be charged directly or indirectly to government contracts are subject to audit by U.S. Government agencies to determine if such costs are reasonable and allowable under government contracting regulations and accounting practices.  The company believes that research and development costs incurred in connection with the company’s Antares development program are allowable, although the U.S. Government has not yet made a final determination with respect to approximately $192 million of such costs incurred through 2014.  If such costs were determined to be unallowable, the company could be required to record revenue and profit reductions in future periods.

Litigation

In addition to the matters described below, from time to time the company is party to routine litigation or other legal proceedings arising in the ordinary course of business.  Because of the uncertainties inherent in litigation, the company cannot predict the outcome of such litigation or other legal proceedings; however, the company believes that none of these matters will have a material adverse effect on the company’s results of operations or financial condition.

Putative class action and derivative lawsuits challenging the company’s Transaction Agreement with ATK, discussed in Note 2, were filed on behalf of Orbital stockholders in the Court of Chancery of the State of Delaware. On May 9, 2014, a purported class action was filed by Gregory Ericksen; on May 16, 2014, a purported class action was filed by Daniel Walsh; on May 22, 2014, a purported class action was filed by Betty Greenberg; and on May 23, 2014, a purported class action was filed by Michael Blank. On September 16, 2014, Ms. Greenberg voluntarily dismissed her claims. The plaintiffs in the three remaining consolidated lawsuits alleged, among other things, that the directors of Orbital breached their fiduciary duties in connection with the Transaction Agreement.  On January 16, 2015, the parties to this matter entered into a Memorandum of Understanding (“MOU”), setting forth terms on which the parties have agreed to settle all claims in the consolidated lawsuit. The MOU did not require any changes to the substantive terms of the Transaction, nor the payment of any damages to the plaintiffs or the putative class members; however, the defendants acknowledged that plaintiffs are entitled to seek a reasonable award of attorneys’ fees, but reserved the right to oppose the amount of any requested fee award.

In 2013, the company recorded a $10 million charge in interest income and other, net to write off an option payment pertaining to a business agreement that was terminated in 2013 in connection with the conclusion of litigation.

11.  Stock Plans and Equity Transactions

Stock Plans

The company’s share-based incentive plans permit the company to grant restricted stock units, restricted stock, incentive or non-qualified stock options, and certain other instruments to employees, directors, consultants and advisers of the company.  Restricted stock units and stock options generally vest over three years and are not subject to any performance criteria.  Options expire no more than ten years following the grant date.  Shares issued under the plans upon option exercise or stock unit conversion are generally issued from authorized but previously unissued shares.

The company also has an Employee Stock Purchase Plan (“ESPP”) whereby employees may purchase shares of stock at the lesser of 85% of the fair market value of shares at the beginning or the end of quarterly offering periods.  As of December 31, 2014, approximately 292,000 shares of common stock were available for purchase under the ESPP.  Compensation expense associated with the ESPP was $0.2 million, $0.4 million and $0.3 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Equity Transactions

The following tables summarize information related to stock-based compensation transactions and plans:

	Restricted Stock Units		Stock Options
		Weighted Average		Weighted Average
	Number of	Measurement	Number of	Exercise
	Units	Date Fair Value	Options	Price
Outstanding at December 31, 2011	782,112	$16.07	902,287	$7.25
Granted (1)	529,446	12.90	—	—
Exercised	—	—	(343,734)	6.28
Vested	(345,945)	15.77	—	—
Forfeited	(29,980)	14.85	—	—
Expired	—	—	(599)	5.79
Outstanding at December 31, 2012	935,633	14.42	557,954	7.84
Granted (1)	513,490	18.65	—	—
Exercised	—	—	(480,379)	7.19
Vested	(476,811)	14.70	—	—
Forfeited	(23,468)	15.38	—	—
Expired	—	—	(2,575)	7.16
Outstanding at December 31, 2013	948,844	16.55	75,000	12.07
Granted (1)	538,462	27.75	—	—
Exercised	—	—	(40,000)	12.06
Vested	(477,423)	16.20	—	—
Forfeited	(13,311)	19.05	—	—
Expired	—	—	—	—
Outstanding at December 31, 2014	996,572	$22.74	35,000 (2)	$12.08

(1)         The fair value of restricted stock unit grants is determined based on the closing market price of Orbital’s common stock on the date of grant.  Such value is recognized as expense over the service period, net of estimated forfeitures, for all but 159,000 of the grants, whose vesting is contingent upon the closing of the Merger.  The value of the 159,000 grants will be recognized as expense over one year beginning at the closing date of the Merger.

(2)         The weighted average remaining contractual term is 0.6 years, and the range of exercise prices is $9.71-$12.98.  All outstanding options were exercisable as of December 31, 2014.

	Years Ended December 31,
(in millions)	2014	2013	2012
Stock-based compensation expense recognized	$8.6	$7.7	$6.4
Income tax benefit related to stock-based compensation expense	2.0	3.0	2.5
Intrinsic value of options exercised, computed as the market price on the exercise date less the price paid to exercise the options	0.6	4.4	2.6
Cash received from exercise of options	0.5	3.5	2.1
Grant date fair value of vested restricted stock units	7.7	7.0	5.5
Tax benefit recorded as an increase to additional paid-in capital related to stock-based compensation transactions	1.7	2.4	0.2

As of
(in millions)	December 31, 2014
Shares of common stock available for grant under the company’s stock-based incentive plans	1.9
Aggregate intrinsic value of restricted stock units that are expected to vest	$26.8
Unrecognized compensation expense related to non-vested restricted stock units, expected to be recognized over a weighted-average period of 1.71 years	18.9
Aggregate intrinsic value of stock options outstanding, all fully vested	0.5

12.  Employee Benefit Plans

The company has a defined contribution plan (the “Plan”) generally covering all full-time employees.  Company contributions to the Plan are made based on plan provisions and at the discretion of the Board of Directors.  The company made contributions of $19.4 million, $19.9 million and $19.9 million during 2014, 2013 and 2012, respectively.

The company also has two overfunded defined benefit plans that were frozen upon acquisition in a 1994 business combination.  As of December 31, 2014 and 2013, the company had recorded a $4.0 million and $4.9 million net asset, respectively, in other non-current assets related to the pension plans.  The plans are not significant to the accompanying consolidated financial statements taken as a whole; accordingly, additional related disclosures are omitted from these notes to the consolidated financial statements.

The company has a deferred compensation plan for senior managers and executive officers.  At December 31, 2014 and 2013, liabilities related to this plan totaling $13.6 million and $13.5 million, respectively, were included in accrued expenses.